UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
________________________________________________
Filed by the Registrant    ☒    Filed by a Party other than the Registrant    ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2
ORIGIN MATERIALS, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 6, 2025
This supplement (the “Supplement”) to the definitive proxy statement, dated March 24, 2025 (the “Definitive Proxy Statement”), for the 2025 Annual Meeting of Stockholders to be held on May 6, 2025 (the “Annual Meeting”) of Origin Materials, Inc. (the “Company”) updates the Proxy Statement for a recent change in the proposed nominees for election to the Company’s Board of Directors (the “Board”).

On March 24, 2025, we commenced distribution of a Notice Regarding the Availability of Proxy Materials (the “Notice”) for the Annual Meeting. This Supplement, which describes recent developments related to Proposal No. 1, should be read in conjunction with the Notice and the Definitive Proxy Statement that we filed with the Securities and Exchange Commission on March 24, 2025 (collectively, the “Proxy Statement”).
Except as described in this Supplement, there are no changes to the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement and listed on the proxy or Notice you previously received.
Withdrawal of Nominee for Election to the Board
On April 28, 2025, Pia Heidenmark Cook notified the Board that she has decided not to stand for reelection as a director of the Company at the Annual Meeting. Ms. Cook will serve out the remainder of her term until the Annual Meeting.
As a result of Ms. Cook’s decision, Ms. Cook’s nomination for election to the Board at the Annual Meeting has been withdrawn.

Voting Matters

The form of proxy card included in the Proxy Statement remains valid, notwithstanding Ms. Cook’s withdrawal as a director nominee. Proxies already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked. Proxies received in respect of the election of Ms. Cook will be disregarded and will not be voted with respect to her election, but will continue to be voted as directed or otherwise as set forth therein with respect to all matters properly brought before the Annual Meeting, including the election of the other director nominees.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote by submitting a new proxy card or voting instructions, and your shares will be voted as specified therein, other than votes with respect to Ms. Cook. If you have not yet returned your proxy card or submitted your voting instructions, please complete and return the proxy card or submit voting instructions, disregarding the name of Ms. Cook as a nominee for election as director.